Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Les Brown
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS SALES AND INCOME

PARK CITY, Utah, Dec 1/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2005 fourth quarter and year ended September 30, 2005.

Net sales for the fiscal 2005 fourth quarter were $36.8 million compared to $36.1 million for the same quarter of fiscal 2004.  For the fourth quarter, net income was $3.0 million, or $0.26 diluted earnings per share, compared to $3.3 million, or $0.28 diluted earnings per share, for the same quarter of fiscal 2004.

Net sales for the fiscal year ended September 30, 2005 were $148.2 million compared to $140.8 million for fiscal 2004.  During fiscal 2005, net income was $12.5 million, or $1.06 diluted earnings per share, compared to $13.5 million, or $1.15 diluted earnings per share, during fiscal 2004.

Operating cash flow was approximately $20.6 million in fiscal 2005 and was used for, among other things, purchases of property and equipment of $6.8 million, acquisitions of businesses of $5.8 million, debt repayment of $4.5 million and stock repurchases of $3.1 million.

Bill Gay, chairman and chief executive officer, commented, “During fiscal 2005, we focused on brand positioning, manufacturing consolidation and raw material sourcing.  We intend to continue these efforts through 2006, as well as working on achieving better internal growth.  Net sales include positive contributions from the March 2005 acquisition of Pioneer, the November 2004 acquisition of Pilgrim’s Natureway and the May 2004 acquisition of Natural Balance.  Product innovation, operational efficiencies and product delivery are critical to our success, and our efforts to make improvements in these areas continue.  In addition, we always seek ways to manage our controllable expense structure while trying to offset less controllable expenses, including legal fees, insurance and corporate governance costs, which increased during fiscal 2005.”

Mr. Gay continued, “Our ongoing strategy is to increase domestic health and natural food store market share, grow internationally and enter other strong natural product channels.  Acquisitions are an integral part of our strategy since nutritional supplement growth rates continue to be relatively flat.  We believe that our cash flows, balance sheet and financial relationships will continue to help us grow, and we are sincerely appreciative of the support we receive in our efforts to be a better company.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.

Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, Sunny Green®, Natural Sport®, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway® and Monarch Nutritional Laboratories™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2005 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2005	2004
Assets
Current assets, net	$42,867	$41,249
Property, plant and equipment, net	25,808	22,657
Goodwill	18,387	14,108
Other non-current assets, net	13,843	15,373
	$100,905	$93,387

Liabilities and Stockholders’ Equity
Current liabilities	$16,074	$14,794
Long-term liabilities	2,364	6,994
Stockholders’ equity	82,467	71,599
	$100,905	$93,387

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended Sepember 30,		Twelve months ended September 30,
	2005	2004	2005	2004
Net sales	$36,806	$36,141	$148,187	$140,755
Cost of sales	17,753	16,994	71,682	66,779
Gross profit	19,053	19,147	76,505	73,976
Operating expenses
Selling, general and administrative	13,935	13,535	55,123	50,786
Amortization of intangible assets	95	93	377	374
Income from operations	5,023	5,519	21,005	22,816
Interest and other expense, net	105	160	647	810
Income before provision for income taxes	4,918	5,359	20,358	22,006
Provision for income taxes	1,893	2,063	7,838	8,472

Net income	$3,025	$3,296	$12,520	$13,534

Net income per common share
Basic	$0.26	$0.29	$1.09	$1.19
Diluted	0.26	0.28	1.06	1.15

Weighted average common shares outstanding
Basic	11,465,425	11,564,613	11,520,936	11,359,734
Diluted	11,649,815	11,893,829	11,765,270	11,816,378

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2005	2004	2005	2004

Net income	$3,025	$3,296	$12,520	$13,534
Provision for income taxes	1,893	2,063	7,838	8,472
Interest and other expense, net (1)	105	160	647	810
Depreciation and amortization	1,069	1,079	4,348	4,286

EBITDA	$6,092	$6,598	$25,353	$27,102

(1)      Includes amortization of deferred financing fees and losses associated with fixed asset disposals.